									Nicor Gas Company
									Form 10-Q
									Exhibit 12.01

Nicor Gas Company
Computation of Consolidated Ratio of Earnings to Fixed Charges
(thousands)

	Three		Twelve
	months ended		months ended
	June 30		June 30		Year Ended December 31
	2008		2008		2007		2006	2005	2004	2003

Earnings available to cover fixed charges:

Net income	$9,989		$68,634		$66,277		$58,656	$53,476	$62,106	$83,000

Add: Income tax expense	4,071		32,539		34,197		27,814	26,128	33,108	48,035

Fixed charges	8,602		39,690		41,000		45,041	43,203	37,555	37,047

Allowance for funds
used during construction and other	(15)		52		(182)		(614)	(1,038)	(363)	(220)

	$22,647		$140,915		$141,292		$130,897	$121,769	$132,406	$167,862

Fixed charges:

Interest on debt	$7,828		$36,374		$37,515		$37,665	$36,487	$35,606	$33,934

Other interest charges and
amortization of debt discount,
premium, and expense, net	774	*	3,317	*	3,485	*	7,376	6,716	1,949	3,113

	$8,602		$39,691		$41,000		$45,041	$43,203	$37,555	$37,047

Ratio of earnings to fixed charges	2.63		3.55		3.45		2.91	2.82	3.53	4.53

*   The Company adopted FIN No. 48 on January 1, 2007. Accordingly, for 2007 and going forward, the interest included in Fixed charges is only the interest on third party indebtedness. Any interest expense accrued on uncertain tax positions is excluded from the calculation of Earnings. Prior years' calculations were not changed.